Executive Short-Term Incentive Plan
February 24, 2011

Policy Information

Document Title:	Executive Short Term Incentive Plan
Content Owner:	Director of HRA
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	Policy Oversight Group
Board-Level Approver:	Board of Directors
Review Frequency:	Yearly
Initial Effective Date:	12/19/2007
Last Review Date:	05/26/2010
Next Review Date:	12/2011

1.01	Purpose	2
1.02	Administration	2
1.03	Eligibility	3
1.04	Goal Setting	3
1.05	Shareholder Safeguard	3
1.06	Timing and Form of Awards	3
1.07	Forfeiture of Awards	4
1.08	Change of Control	4
1.09	Plan Period	5
1.10	Duration of the Plan	5
1.11	Recordkeeping	5
1.12	Debts	5
1.13	Absence of Liability	5
1.14	Limitations	5
1.15	Amendment or Termination	5
2.01	Target Awards	5
2.02	Goal Metrics	6
2.03	Performance Ranges	6
2.04	Annual Awards	6
2.05	Quarterly Awards	7

Article 1: Administration

1.01: Purpose. The purpose of the Executive Short Term Incentive Plan (“Plan”) of the Federal Home Loan Bank of Topeka (“Bank”) is to promote the mission and financial performance of the Bank by providing incentives to key employees for accomplishing annual goals that are aligned with the Bank’s mission and business objectives and approved by the Compensation Committee of the Board of Directors (“Committee”), pursuant to the terms and conditions described in Article 1.

1.02: Administration. (a) Except as otherwise noted, the Committee shall administer the Plan and shall have full authority to construe, interpret, implement, and administer the Plan.

(b) Decisions and determinations by the Committee shall be final and binding upon all participants in the Plan (“Participants”). The Committee shall have the authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan and make any other determinations that it believes necessary or advisable for the administration of the Plan.

(c) Such determinations may include, but not be limited to, the 1) metrics against which Participants’ performance will be evaluated, 2) weights assigned metrics in determining Participants’ annual awards, 3) annual threshold, target, and optimum levels of performance associated with each metric, 4) annual awards due Participants for their goal-related performance, 5) shareholder safeguard level of performance below which Participants may not be entitled to awards, and 6) all policy determining the ongoing administration of the Plan.

(d) The conditions subject to which any amounts may become payable under the Plan may be based upon such consideration as the Committee deems appropriate. These conditions may include, but not be limited to, the results of operations of the Bank and the terms and conditions of the elective deferred compensation plan maintained for Plan Participants.

(e) For purposes of effective and efficient Plan administration, the Committee shall delegate to the Chief Executive Officer or his designee responsibility and authority to 1) ensure that all goal metrics, metric weights, and metric performance ranges defined by threshold, target, and optimum levels of performance on the metrics are submitted to the Committee for review and approval, 2) ensure that Plan Participants receive award summaries outlining their annual award potential under the Plan, 3) compute the total awards earned by Participants for their annual performance against their goal metrics by February 15 following the end of the Plan period, subject to the terms and conditions stated herein, and 4) submit the total awards earned by Participants to the Compensation Committee by March 1 following the end of the Plan period.

1.03: Eligibility. (a) The Plan establishes a participating group of employees (“Executive Group”) comprised of top executives of the Bank. The Committee, in its sole discretion, shall determine each year the identity of employees assigned to the Executive Group.

(b) The Committee may add additional persons to, and remove persons from, the Executive Group during each Plan period.

(c) A member of the Executive Group whose employment by the Bank is terminated for any reason other than death, before the end of the plan year, shall not participate in the Plan and shall not be eligible to receive awards under the Plan.

(d) Independent contractors are ineligible to participate in the Plan, regardless of whether they are later reclassified as common law employees.

1.04: Goal Setting. The purpose of the Plan is to promote the Bank’s mission and financial and risk management goals. Consistent with this purpose, the Committee shall delegate to the Chief Executive Officer responsibility and authority to determine in close collaboration with the Committee’s designee and any other qualified third parties the 1) goal metrics against which Participants’ performance will be evaluated, 2) weights assigned metrics in determining Participants’ total awards, and 3) annual threshold, target, and optimum levels of performance associated with each Plan metric (“Performance Range”). The Chief Executive Officer shall submit the metrics, metric weights, and metric performance ranges so developed to the Committee for review and approval.

1.05: Shareholder Safeguard. If the bank fails to meet the shareholder safeguard metric, as stipulated in the “Executive Short Term Incentive Plan Targets” document, no awards will be paid under the plan. The Chief Executive Officer shall submit the threshold measure(s) so developed to the Committee for review and approval.

1.06: Timing and Form of Awards. If the Bank’s performance on the Committee-approved shareholder safeguard metric(s) is at least equal to threshold for the Plan period, the total annual awards earned under the Plan 1) will be paid in full, in cash, by March 15 following the close of the Plan period unless deferred subject to the terms and conditions of the Bank’s Benefit Equalization Plan, the terms of which are included by reference herein, and 2) may include a vesting requirement if determined by the Committee to be in the best interests of the Bank and consistent with the purpose of the Plan.

1.07: Forfeiture of Awards. (a) Notwithstanding any other provisions of the Plan, payment of any award hereunder to a Participant will, at the discretion of the Committee, be discontinued and forfeited, and the Bank will have no further obligation hereunder to such Participant if the Participant 1) is discharged from employment with the Bank for Good Cause as defined in Section 1.07(c) below; 2) engages in competition with the Bank or interferes with the business relationships of the Bank during his employment or following his termination of employment with the Bank; or 3) discloses any types of confidential information of the Bank to any third party by any means, or refuses to report to the Bank any discoveries, inventions or improvements conceived by him during the course of his employment that are in any way applicable to the business of the Bank.

(b) The Committee shall have the sole discretion with respect to the application of the provisions of this section, and such exercise of discretion shall be conclusive and binding upon all Participants and all other persons.

(c) For purposes of this section, “Good Cause” shall mean a Participant’s 1) conviction of any criminal violation involving dishonesty, fraud, or breach of trust; 2) willful engagement in any misconduct in the performance of his duty that materially injures the Bank; 3) performance of any act which, if known to the stockholders of the Bank, would materially and adversely impact the business of the Bank; or 4) willful and substantial nonperformance of assigned duties, provided that such nonperformance continues more than ten (10) days after the Bank has given written notice of such nonperformance and of its intention to terminate the Participant’s employment because of such nonperformance.

1.08: Change of Control. (a) A change of control shall have occurred if (1) individuals who are members of the Board on the first day of the Plan period no longer constitute a majority of the Board; or (2) the Bank merges or consolidates with any other entity and is, itself, not a surviving entity; or (3) substantially all of the assets of the Bank have been sold, liquidated or dissolved.

(b) In the event of a change of control, the Chief Executive Officer or his designee, in close collaboration with the Committee’s designee, shall 1) evaluate the Bank’s performance against its shareholder safeguard metric(s) from the first day of the Plan period to the date of Change of Control, 2) evaluate Participants’ year-to-date performance against all Plan metrics from the first day of the Plan period to the date of Change of Control, and 3) apply the formula for calculating the final award defined under Article 2, Section 2.05 below to determine any final awards earned by Participants if the Bank’s shareholder safeguards have been met. The Chief Executive Officer shall submit any final awards so determined to the Committee for review and approval subject to the terms and conditions stated herein.

(c) Final awards due Participants shall be paid, in cash, within thirty (30) days of Change of Control.

1.09: Plan Period. The plan year will coincide with the Bank’s fiscal year.

1.10: Duration of the Plan. The policies and procedures described in the Plan apply to successive one-year periods beginning January 1, 2011 and ending when changed by the Committee. Participants have no vested right to receive any award or benefit under the Plan until it has actually been paid.

1.11: Recordkeeping. The books and records to be maintained for the purpose of the Plan shall be maintained by the employees of Bank at its expense, and subject to the supervision and control of the Chief Executive Officer. All expenses of administering the Plan shall be paid by the Bank.

1.12: Debts. To the extent permitted by law, the right of any Participant or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or beneficiary; and any such payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

1.13: Absence of Liability. Neither the Chief Executive Officer, nor members of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the Chief Executive Officer’s or Committee member’s own fraud or willful misconduct; nor shall the Bank be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of an officer or employee of the Bank.

1.14: Limitations. This Plan is not to be construed as constituting a contract of employment. The Plan does not limit or impair the right of the Bank to terminate any employee of the Bank with or without cause at any time. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of the Bank.

1.15: Amendment or Termination. The Committee or Board may at any time amend or terminate the Plan, in whole or in part, subject to Incentive Awards accrued and not yet paid before the date of amendment or termination of the Plan.

Article 2: Awards

2.01: Target Award. (a) Award potential under the Plan corresponds with 1) the values of Participants’ job responsibilities in the labor market consisting of primarily the Federal Home Loan Banks and secondarily other financial service institutions and 2) the competitiveness of Participants’ total cash compensation and benefits in that labor market.

(b) Award potential under the Plan also corresponds with the expected impact of Participants’ job responsibilities on the financial performance of the Bank, such that Participants in jobs that are expected to have the greatest impact are eligible for the largest awards.

(c)	Participants’ assigned impact levels and corresponding target award potential under the Plan are shown below.

Impact	Job Title	Target Award
Level		(% of Earned Base)
1	Chief Executive Officer	55.0%
2	Chief Operating Officer	45.0%
2	Chief Risk Officer	45.0%
3	General Counsel	35.0%
3	Chief Accounting Officer	35.0%

2.02: Goal Metrics. (a) The Plan assumes that Participants will be held accountable for metrics that 1) are measurable, 2) promote the Bank’s mission and financial and risk management goals, 3) are consistent with sound risk management practices, and 4) are consistent with Participants’ formal responsibilities.

(b) If Participants are held accountable for performance against more than one metric, each metric will be weighted to reflect its relative impact on the Bank’s mission and financial and risk management performance.

(c) The Chief Executive Officer, in collaboration with the Executive Group, the Committee’s designee, and any other qualified third parties, shall 1) determine the metrics that will be used to evaluate Participants’ performance during the Plan period, 2) determine the weight assigned to each metric, and 3) submit the metrics and metric weights to the Committee for review and approval.

2.03: Performance Ranges (a) Under the Plan, Participants’ goals are more than just “points” of annual performance. Instead, Participants’ performance against a goal metric can vary within a range (“Performance Range”), from threshold, to target, to optimum performance.

(b) Within a Performance Range 1) threshold represents the lowest acceptable, or rewardable, level of annual performance against the goal metric, 2) target represents the expected level of annual performance against the goal metric, and 3) optimum represents the best attainable level of annual performance against the goal metric.

2.04: Annual Awards. (a) The annual award for achieving a particular level of annual performance against goal metrics varies depending upon its location within the goal metrics’ performance ranges. Under the Plan, the Participants may earn the following awards, expressed as a percent of their earned base, for performance that is between threshold and optimum, inclusively, on all goal metrics:

		Threshold	Target	Optimum
Impact		Award	Award	Award
Level	Job Title	(% Earned Base)	(% Earned Base)	(% Earned Base)
1	Chief Executive Officer	27.5%	55.0%	82.5%
2	Chief Operating Officer	22.5%	45.0%	67.5%
2	Chief Risk Officer	22.5%	45.0%	67.5%
3	General Counsel	17.5%	35.0%	52.5%
3	Chief Accounting Officer	17.5%	35.0%	52.5%

(b) Awards may be earned for performance anywhere within a goal metric’s performance range, from threshold to optimum. For performance between threshold and target, or between target and optimum, linear interpolation is used to ensure that the annual award earned is consistent with the annual level of performance achieved. For example, if a Participant is assigned to Impact Level 2, and his annual level of performance on a goal metric is midway between threshold and target, he would earn an annual award that is midway between threshold and target in the above table, or 33.75% of his earned base.

(c) If Participants’ performance is evaluated against more than one annual goal metric, then the annual awards they earn for their performance against each metric are reduced proportionately to reflect the metric’s weight. For example, if the Participant in the example in Section 2.04(b) above achieved an annual level of performance on a goal metric that is midway between threshold and target, and the goal metric’s weight is 50%, then the Participant would earn an annual award for his performance against that metric equal to 16.88% of his earned wage, rather than 33.75%, (i.e., 50% x 33.75% = 16.88%).

(d) Consistent with Article 1, Section 1.02(e) above, the Chief Executive Officer, in close collaboration with the Committee’s designee, shall 1) compute the total annual award earned by each Participant subject to the terms and conditions stated herein by February 15 following the end of the Plan period, and 2) submit the calculated awards to the Committee for final review and approval by March 1 following the end of the Plan period.

(e) Plan Participants will not receive any awards, at any time, for performance against goal metrics that are not at least equal to the metrics’ annual threshold levels of performance. Alternatively, if Plan Participants’ performance exceeds their goal metrics’ annual optimum levels of performance, the Committee will review the circumstances surrounding the Participants’ above-optimum performance and reward it accordingly.

2.05 Final Award. The formula for determining the final award earned (FA) for performance against a single goal metric during the Plan period is:

FA = [(Earned Base)(Award %)(Metric Weight)]

In this formula, the Final Award represents the award earned for performance during the entire Plan period. An example using this formula for determining a final, award is shown in Exhibit I.

EXHIBIT I: FINAL AWARDS

The formula for determining the ESTIP award earned (FA) for performance against a single metric during the Plan period is:

FA = [(Earned Base)(Award %)(Metric Weight)]

Where: FA = Award Earned at the end of the Plan period

Earned Base = Portion of Participant’s annual base wage earned from the beginning of the Plan period to the end of the Plan period
Award % = Award potential resulting from annual performance against the goal metric if the metric accounted for 100% of the Participant’s award
Metric Weight = Weight assigned to the metric as a percent of the Participant’s total award potential

For example, assume that a Participant assigned to Impact Level 2 is evaluated against several metrics including the Bank’s return on class B stock, and, at the end of the Plan period, the:

•	Bank’s annual return on class B stock is now 5.85%, which is the annual target level performance set for this goal metric,

•	Plan Participant would have an award opportunity of 45.00% of his earned base based upon the Bank’s annual return on class B stock, which is his total target award opportunity, if this were the only metric he was evaluated on,

•	Goal metric is worth 50.00% of the Plan Participant’s total award opportunity, and

•	Plan Participant has been paid $400,000 for the entire year.

In this example, the Participant would receive an award of $90,000 at the end of the year for the Bank’s Plan period performance against this metric:

FA = [($400,000)(45.00%)(50.00%)] =$90,000